As filed with the Securities and Exchange Commission on December 5, 2025

Registration No. 333-275501

Registration No. 333-276524

Registration No. 333-285711

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT

(REGISTRATION NO. 333-275501)

FORM S-8 REGISTRATION STATEMENT

(REGISTRATION NO. 333-276524)

FORM S-8 REGISTRATION STATEMENT

(REGISTRATION NO. 333-285711)

UNDER

THE SECURITIES ACT OF 1933

Mural Oncology plc

(Exact name of registrant as specified in its charter)

Ireland	98-1748617
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2200 Powell Street, Suite 310 Emeryville, California	94608
(Address of Principal Executive Offices)	(Zip Code)

Mural Oncology plc 2023 Stock Option and Incentive Plan

Mural Oncology plc 2023 Employee Stock Purchase Plan

Mural Oncology plc 2024 Inducement Stock Option and Incentive Plan

(Full title of the plans)

Owen Hughes

Chief Executive Officer and Secretary

Mural Oncology plc

2200 Powell Street, Suite 310

Emeryville, California 94608

(Name and address of agent for service)

(510) 204-7200

(Telephone number, including area code, of agent for service)

Copies to:

Ryan A. Murr

Branden C. Berns

Gibson, Dunn & Crutcher LLP

One Embarcadero Center, Suite 2600

San Francisco, CA 94111

(415) 393-8373

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the following registration statements on Form S-8 (the “Registration Statements”) filed with the Securities and Exchange Commission (the “SEC”) by Mural Oncology plc, a public limited company organized under the laws of Ireland (the “Registrant”):

•

registration statement on Form S-8 (Registration No.  333-275501) filed with the SEC on November 13, 2023, pertaining to the registration of (i) 5,000,000 ordinary shares of the Registrant, nominal value $0.01 per share (the “Ordinary Shares”), reserved for issuance under the Registrant 2023 Stock Option and Incentive Plan, and (ii) 100,000 Ordinary Shares reserved for issuance under the Registrant 2023 Employee Stock Purchase Plan;

•

registration statement on Form S-8 (Registration No.  333-276524) filed with the SEC on January 16, 2024, pertaining to the registration of 300,000 Ordinary Shares reserved for issuance under the Registrant 2024 Inducement Stock Option and Incentive Plan; and

•

registration statement on Form S-8 (Registration No.  333-285711) filed with the SEC on March 11, 2025, pertaining to the registration of (i) an additional 854,768 Ordinary Shares reserved for issuance under the Registrant 2023 Stock Option and Incentive Plan, and (ii) an additional 100,000 Ordinary Shares reserved for issuance under the Registrant 2023 Employee Stock Purchase Plan.

On December 5, 2025, pursuant to the terms of the Transaction Agreement, dated as of August 20, 2025 (as it may be amended or supplemented, the “Transaction Agreement”), by and among the Registrant, XOMA Royalty Corporation, a Nevada corporation (“Parent”), and XRA 5 Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub acquired the entire issued and to be issued share capital of the Registrant (the “Acquisition”).

As a result of the Acquisition, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unissued at the termination of the offerings, the Registrant hereby removes from registration all securities registered but unsold under such Registration Statements, if any, as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Emeryville, State of California on December 5, 2025.

Mural Oncology plc

By:	/s/ Owen Hughes
Owen Hughes
Chief Executive Officer and Secretary